U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING



(Check One):  [X]Form 10-K [ ]Form 20-F [ ]Form 11-K [ ]Form 10-Q [ ]Form 10-D
              [ ]Form N-SAR    [ ]Form N-CSR

               For Period Ended:    December 31, 2007
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               [   ]       Transition Report on Form 10-K
               [   ]       Transition Report on Form 20-F
               [   ]       Transition Report on Form 11-K
               [   ]       Transition Report on Form 10-Q
               [   ]       Transition Report on Form N-SAR
               For the Transition Period Ended:
                                                 -------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Part I - Registrant Information

Mortgage Assistance Center Corporation
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Full Name of Registrant

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Former Name if Applicable

1341 Mockingbird Lane, Suite 1200W
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Address of Principal Executive Office (Street and Number)

Dallas, Texas 75247
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City, State and Zip Code

Part II- Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report,  semi-annual report, transition report on Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
               portion  thereof,  will  be  filed  on or  before  the  fifteenth calendar day  following the  prescribed  due date; or the subject quarterly  report or  transition  report on Form 10-Q or  subject distribution  report on Form  10-D,  or portion  thereof  will be
               filed  on  or  before  the  fifth   calendar  day  following  the
               prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III - Narrative

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, cannot be filed within the prescribed time period because the Company has recently retained a new executive officer who has not had sufficient time to complete his review of the Company's processes and financial statements.

Part IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification.

        Ron Johnson                  (214)                     670-0005
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            (Name)                (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
     [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     MORTGAGE ASSISTANCE CENTER CORPORATION
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2008                         By:   /s/ Ron Johnson
                                                 -------------------------------
                                                 Ron Johnson , President
                                                 and Chief Executive Officer